Exhibit 99.1

TIME WARNER CABLE REPORTS

2012 FOURTH-QUARTER AND FULL-YEAR RESULTS

NEW YORK, NY, January 31, 2013 – Time Warner Cable Inc. (NYSE: TWC) today reported financial results for its fourth quarter and full year ended December 31, 2012.

Time Warner Cable Chief Executive Officer Glenn Britt said: “We delivered revenue growth of almost 9% in 2012 – powered by our acquisition and successful integration of Insight Communications, continued success in residential high-speed data and business services, and a best-ever year in advertising. In the year ahead, we plan to focus on operational excellence as we invest to capture long-term opportunities and drive profitable growth.”

FINANCIAL RESULTS

Revenue for the fourth quarter of 2012 increased 9.9% from the fourth quarter of 2011 to $5.5 billion. Residential services revenue increased 6.8% year-over-year to $4.6 billion, business services revenue grew 25.9% to $515 million, advertising revenue increased 29.3% to $313 million and other revenue grew 37.9% to $80 million.

Full-year 2012 revenue increased 8.7% year-over-year to $21.4 billion. Residential services revenue grew 6.3% year-over-year to $18.2 billion, business services revenue increased 29.4% to $1.9 billion, advertising revenue increased 19.7% to $1.1 billion and other revenue increased 10.3% to $257 million.

(in millions; unaudited)	4th Quarter				Full Year
			Change				Change
	2012	2011	$	%	2012	2011	$	%
Residential services revenue:
Video	$2,687	$2,628	$59	2.2%	$10,917	$10,589	$328	3.1%
High-speed data	1,346	1,148	198	17.2%	5,090	4,476	614	13.7%
Voice	527	495	32	6.5%	2,104	1,979	125	6.3%
Other	17	13	4	30.8%	64	49	15	30.6%

Total residential services revenue	4,577	4,284	293	6.8%	18,175	17,093	1,082	6.3%

Business services revenue:
Video	83	74	9	12.2%	323	286	37	12.9%
High-speed data	245	196	49	25.0%	912	727	185	25.4%
Voice	87	57	30	52.6%	306	197	109	55.3%
Wholesale transport	52	44	8	18.2%	184	154	30	19.5%
Other	48	38	10	26.3%	176	105	71	67.6%

Total business services revenue	515	409	106	25.9%	1,901	1,469	432	29.4%

Advertising revenue(a)	313	242	71	29.3%	1,053	880	173	19.7%

Other revenue	80	58	22	37.9%	257	233	24	10.3%

Total revenue	$5,485	$4,993	$492	9.9%	$21,386	$19,675	$1,711	8.7%

(a)	Advertising revenue includes revenue from political advertising of $60 million and $5 million for the fourth quarter of 2012 and 2011, respectively, and $114 million and $15 million for the full year of 2012 and 2011, respectively.

Revenue for the fourth quarter and full year of 2012 benefited from acquisitions, as detailed below.

(in millions; unaudited)	4th Quarter 2012
	Historical TWC(a)	Organic % Change(b)	Acquisitions			Total TWC
			Insight	NewWave(c)	Total
Residential services revenue:
Video	$2,546	(3.1%)	$137	$4	$141	$2,687
High-speed data	1,279	11.4%	66	1	67	1,346
Voice	488	(1.4%)	38	1	39	527
Other	16	23.1%	1	—	1	17

Total residential services revenue	4,329	1.1%	242	6	248	4,577
Business services revenue	498	21.8%	17	—	17	515
Advertising revenue	299	23.6%	14	—	14	313
Other revenue	77	32.8%	2	1	3	80

Total revenue	$5,203	4.2%	$275	$7	$282	$5,485

(a)	Historical TWC amounts include the results of the cable systems acquired from NewWave Communications (acquired on November 1, 2011) from November 1 through December 31, 2012 and exclude the results of (i) Insight Communications Company, Inc. and (ii) the NewWave cable systems from October 1 through October 31, 2012.
(b)	Organic % Change represents the change between the Historical TWC amounts for the fourth quarter of 2012 and TWC’s results for the fourth quarter of 2011 included in the table above.
(c)	NewWave amounts represent the NewWave cable systems’ results for the period from October 1 through October 31, 2012.

(in millions; unaudited)	Full Year 2012
	Historical TWC (a)	Organic % Change(b)	Acquisitions				Total TWC
			Insight(c)	NewWave(d)	NaviSite(e)	Total
Residential services revenue:
Video	$10,418	(1.6%)	$462	$37	$—	$499	$10,917
High-speed data	4,856	8.5%	220	14	—	234	5,090
Voice	1,968	(0.6%)	127	9	—	136	2,104
Other	61	24.5%	3	—	—	3	64

Total residential services revenue	17,303	1.2%	812	60	—	872	18,175
Business services revenue	1,792	22.0%	55	5	49	109	1,901
Advertising revenue	1,013	15.1%	40	—	—	40	1,053
Other revenue	252	8.2%	4	1	—	5	257

Total revenue	$20,360	3.5%	$911	$66	$49	$1,026	$21,386

(a)	Historical TWC amounts include the results of (i) NaviSite, Inc. (acquired on April 21, 2011) from April 21 through December 31, 2012 and (ii) the NewWave cable systems from November 1 through December 31, 2012 and exclude the results of (i) NaviSite from January 1 through April 20, 2012, (ii) Insight and (iii) the NewWave cable systems from January 1 through October 31, 2012.
(b)	Organic % Change represents the change between the Historical TWC amounts for the year ended December 31, 2012 and TWC’s results for the year ended December 31, 2011 included in the table on page 2.
(c)	Insight amounts represent the financial results of Insight from the date of acquisition (February 29, 2012) through December 31, 2012.
(d)	NewWave amounts represent the NewWave cable systems’ results for the period from January 1 through October 31, 2012.
(e)	NaviSite amounts represent NaviSite’s results for the period from January 1 through April 20, 2012.

Excluding the impact from acquisitions:

Residential services revenue

Residential services revenue growth for the fourth quarter and full year of 2012 was primarily driven by an increase in high-speed data revenue, partially offset by declines in video and voice revenue.

•	The growth in residential high-speed data revenue was the result of growth in high-speed data subscribers and an increase in average revenue per subscriber, primarily due to price increases (including equipment rental charges) and a greater percentage of subscribers purchasing higher-priced tiers of service.
•	Residential video revenue decreased driven by declines in video subscribers and transactional video-on-demand and premium network revenue, partially offset by price increases, a greater percentage of subscribers purchasing higher-priced tiers of service and increased revenue from equipment rentals.
•	Residential voice revenue decreased slightly due to a decrease in average revenue per subscriber, partially offset by growth in voice subscribers.

Business services revenue

Business services revenue growth for the fourth quarter and full year of 2012 was primarily due to increases in high-speed data and voice subscribers and growth in Metro Ethernet revenue.

Advertising revenue

Advertising revenue increased for the fourth quarter and full year of 2012 primarily as a result of increases in political advertising, revenue from advertising inventory sold on behalf of other video distributors and the advertising sold on the Company’s two Los Angeles regional sports networks, which were launched on October 1, 2012 and carry Los Angeles Lakers’ basketball games and other sports programming.

Other revenue

Other revenue increased for the fourth quarter and full year of 2012 primarily as a result of fees from distributors of the Los Angeles regional sports networks.

Fourth-quarter 2012 Adjusted Operating Income before Depreciation and Amortization (“Adjusted OIBDA”) increased 5.6% from the fourth quarter of 2011 to $2.0 billion driven by revenue growth, partially offset by a 12.5% increase in operating expenses. In particular, employee costs were up 11.4% to $1.2 billion, video programming expenses grew 7.0% to $1.2 billion, marketing costs increased 18.3% to $181 million, voice costs were up 10.6% to $156 million and other operating costs increased 27.0% to $649 million.

Full-year 2012 Adjusted OIBDA increased 8.3% from 2011 to $7.8 billion. The year-over-year increase in Adjusted OIBDA was driven by revenue growth, partially offset by an 8.9% increase in operating expenses. For the full year, employee costs were up 10.7% to $4.5 billion, video programming expenses grew 6.4% to $4.6 billion, voice costs were up 3.2% to $614 million and other operating costs increased 15.6% to $2.3 billion.

In both the fourth-quarter and full-year 2012:

•	Employee costs were up primarily due to higher headcount (primarily driven by acquisitions and organic growth in business services, partially offset by an organic decline in residential services) and higher compensation costs per employee. Pension costs increased $15 million and $60 million for the fourth quarter and full year of 2012, respectively, primarily due to the decline in interest rates to historically low levels.

•	Video programming expenses grew due to an increase in average monthly video programming costs per video subscriber and a net increase in video subscribers (primarily due to the acquisition of Insight offset, in part, by an organic decline in video subscribers). Average monthly video programming costs per video subscriber increased 5.1% year-over-year to $31.28 for the fourth quarter of 2012 and 5.2% year-over-year to $31.12 for the full year of 2012, primarily driven by contractual rate increases and the carriage of new networks, partially offset by a decline in transactional video-on-demand costs. For the fourth quarter and full year of 2012, video programming costs were reduced by approximately $20 million and $40 million, respectively, and, for the full year of 2011, video programming costs were reduced by approximately $25 million due to changes in cost estimates for programming services carried during contract negotiations, changes in programming audit reserves and certain contract settlements.

•	Voice costs were up primarily as a result of an increase in voice subscribers due to both organic growth and the Insight acquisition, partially offset by a decrease in delivery costs per subscriber related to the in-sourcing of voice transport, switching and interconnection services.

•	Other operating costs increased as a result of costs associated with Insight and the Los Angeles regional sports networks, as well as increases in a number of categories.

Fourth-quarter 2012 Operating Income increased 13.6% from the fourth quarter of 2011 to $1.2 billion and full-year 2012 Operating Income increased 9.2% from 2011 to $4.4 billion, both driven by higher Adjusted OIBDA and the fourth-quarter 2011 wireless-related asset impairments, partially offset by higher depreciation and amortization expenses primarily as a result of the Company’s recent acquisitions (largely Insight). The increase in depreciation expense was partially offset by certain assets acquired in the 2006 transactions with Adelphia Communications Corporation and Comcast Corporation that were fully depreciated as of July 31, 2012. Operating Income growth was also impacted by merger-related and restructuring costs, which, on a year-over-year basis, decreased $17 million for the fourth quarter of 2012 and increased $45 million for the full year of 2012.

(in millions; unaudited)	4th Quarter				Full Year
			Change				Change
	2012	2011	$	%	2012	2011	$	%
Adjusted OIBDA(a)	$1,994	$1,889	$105	5.6%	$7,824	$7,226	$598	8.3%
Adjusted OIBDA margin(b)	36.4%	37.8%			36.6%	36.7%
Merger-related and restructuring costs	(17)	(34)	17	(50.0%)	(115)	(70)	(45)	64.3%
Asset impairments(c)	—	(60)	60	(100.0%)	—	(60)	60	(100.0%)

OIBDA(a)	1,977	1,795	182	10.1%	7,709	7,096	613	8.6%
Depreciation	(777)	(756)	(21)	2.8%	(3,154)	(2,994)	(160)	5.3%
Amortization	(31)	(10)	(21)	210.0%	(110)	(33)	(77)	233.3%

Operating Income	$1,169	$1,029	$140	13.6%	$4,445	$4,069	$376	9.2%

(a)	Refer to Note 2 to the accompanying consolidated financial statements for a definition of OIBDA and Adjusted OIBDA.
(b)	Adjusted OIBDA margin is defined as Adjusted OIBDA as a percentage of total revenue.
(c)	Refer to Note 1 to the accompanying consolidated financial statements for additional information.

Adjusted OIBDA less Capital Expenditures for the full year of 2012 totaled $4.7 billion, a 10.3% increase over the full year of 2011, primarily due to higher Adjusted OIBDA, partially offset by higher capital expenditures. Capital Expenditures, which include Insight-related capital spending of approximately $100 million, were $3.1 billion in 2012.

(in millions; unaudited)	4th Quarter				Full Year
			Change				Change
	2012	2011	$	%	2012	2011	$	%
Adjusted OIBDA(a)	$1,994	$1,889	$105	5.6%	$7,824	$7,226	$598	8.3%
Capital expenditures	(904)	(942)	38	(4.0%)	(3,095)	(2,937)	(158)	5.4%

Adjusted OIBDA less capital expenditures(a)	$1,090	$947	$143	15.1%	$4,729	$4,289	$440	10.3%

(a)	Refer to Note 2 to the accompanying consolidated financial statements for a definition of Adjusted OIBDA and Adjusted OIBDA less capital expenditures.

Fourth-quarter 2012 Net Income Attributable to TWC Shareholders was $513 million, or $1.70 per basic common share and $1.68 per diluted common share, compared to $564 million, or $1.76 per basic common share and $1.75 per diluted common share, in the prior year quarter. Full-year 2012 net income attributable to TWC shareholders was $2.2 billion, or $6.97 per basic common share and $6.90 per diluted common share, compared to $1.7 billion, or $5.02 per basic common share and $4.97 per diluted common share, in the prior year.

Fourth-quarter Adjusted Net Income Attributable to TWC Shareholders and Adjusted Diluted EPS, which exclude certain tax matters, a 2011 asset impairment and other items affecting the comparability of TWC’s results for 2012 and 2011 (detailed in Note 1 to the accompanying consolidated financial statements), were $479 million and $1.57, respectively, for the fourth quarter of 2012 compared to $447 million and $1.38, respectively, for the fourth quarter of 2011. These increases were primarily due to higher Operating Income, partially offset by higher income tax provision.

Full-year Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS, which exclude the 2012 investment-related gains (SpectrumCo, LLC and Clearwire Corporation), certain tax matters and other items detailed in Note 1, were $1.8 billion and $5.75, respectively, for 2012 compared to $1.6 billion and $4.69, respectively, for 2011. These increases were primarily due to higher Operating Income and a change in other income (expense), net, partially offset by higher income tax provision and interest expense, net. The change in other income (expense), net, was primarily due to a decline in losses from Clearwire Communications LLC as the Company’s investment was reduced to $0 during the third quarter of 2011.

Additionally, Adjusted Diluted EPS for the fourth quarter and full year of 2012 benefited from lower average common shares outstanding as a result of share repurchases under the Company’s stock repurchase program.

(in millions, except per share data; unaudited)	4th Quarter				Full Year
			Change				Change
	2012	2011	$	%	2012	2011	$	%
Net income attributable to TWC shareholders	$513	$564	$(51)	(9.0%)	$2,155	$1,665	$490	29.4%
Adjusted net income attributable to TWC shareholders(a)	$479	$447	$32	7.2%	$1,797	$1,573	$224	14.2%

Net income per common share attributable to TWC common shareholders:
Basic	$1.70	$1.76	$(0.06)	(3.4%)	$6.97	$5.02	$1.95	38.8%
Diluted	$1.68	$1.75	$(0.07)	(4.0%)	$6.90	$4.97	$1.93	38.8%
Adjusted Diluted EPS(a)	$1.57	$1.38	$0.19	13.8%	$5.75	$4.69	$1.06	22.6%

(a)	Refer to Note 2 to the accompanying consolidated financial statements for a definition of Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS.

Free Cash Flow for the full-year 2012 decreased 7.1%, or $194 million, to $2.6 billion due mainly to lower cash provided by operating activities and an increase in capital expenditures. Cash Provided by Operating Activities for the full-year 2012 was $5.5 billion, a 2.9% decrease from $5.7 billion in 2011. This decrease was driven by an increase in income tax payments, a significant income tax refund (received in the first quarter of 2011) and higher net interest payments, partially offset by higher Adjusted OIBDA and lower pension plan contributions.

(in millions; unaudited)	4th Quarter				Full Year
			Change				Change
	2012	2011	$	%	2012	2011	$	%
Adjusted OIBDA(a)	$1,994	$1,889	$105	5.6%	$7,824	$7,226	$598	8.3%
Net interest payments	(300)	(306)	6	(2.0%)	(1,602)	(1,434)	(168)	11.7%
Net income tax refunds (payments)	(253)	(5)	(248)	NM	(544)	162	(706)	(435.8%)
Pension plan contributions	(137)	(326)	189	(58.0%)	(289)	(405)	116	(28.6%)
All other, net, including working capital changes	106	92	14	15.2%	136	139	(3)	(2.2%)

Cash provided by operating activities	1,410	1,344	66	4.9%	5,525	5,688	(163)	(2.9%)
Add:
Income taxes paid on investment sales	84	—	84	NM	84	—	84	NM
Excess tax benefit from exercise of stock options	8	2	6	300.0%	81	48	33	68.8%
Less:
Capital expenditures	(904)	(942)	38	(4.0%)	(3,095)	(2,937)	(158)	5.4%
Cash paid for other intangible assets	(10)	(11)	1	(9.1%)	(37)	(47)	10	(21.3%)
Other	(1)	(2)	1	(50.0%)	(6)	(6)	—	—

Free Cash Flow(a)	587	391	196	50.1%	2,552	2,746	(194)	(7.1%)
Economic Stimulus Act impacts(b)	26	(83)	109	(131.3%)	102	(619)	721	(116.5%)

Free Cash Flow excluding Economic Stimulus Act impacts	$613	$308	$305	99.0%	$2,654	$2,127	$527	24.8%

NM—Not meaningful.

(a)	Refer to Note 2 to the accompanying consolidated financial statements for a definition of Adjusted OIBDA and Free Cash Flow.
(b)	Additional information on the Economic Stimulus Acts is available in the Trending Schedules posted on the Company’s website at www.twc.com/investors.

Net Debt and Mandatorily Redeemable Preferred Equity totaled $23.5 billion as of December 31, 2012 compared to $21.6 billion as of December 31, 2011, as the cash used for the acquisition of Insight, share repurchases and dividend payments was greater than Free Cash Flow and the proceeds from the sale of SpectrumCo’s advanced wireless spectrum licenses.

(in millions; unaudited)	12/31/2012	12/31/2011
Long-term debt	$25,171	$24,320
Debt due within one year	1,518	2,122

Total debt	26,689	26,442
Cash and equivalents	(3,304)	(5,177)
Short-term investments in U.S. Treasury securities	(150)	—

Net debt(a)	23,235	21,265
Mandatorily redeemable preferred equity	300	300

Net debt and mandatorily redeemable preferred equity	$23,535	$21,565

(a)	Net debt is defined as total debt less cash and equivalents and short-term investments in U.S. Treasury securities.

RETURN OF CAPITAL

Time Warner Cable returned $742 million and $2.6 billion to shareholders during the fourth quarter and full year of 2012, respectively. Share repurchases totaled $571 million, or 6.0 million shares of common stock, during the fourth quarter of 2012 and totaled $1.9 billion, or 22.1 million shares of common stock, during the full year of 2012. As of December 31, 2012, $2.2 billion remained under the Company’s share repurchase authorization.

Time Warner Cable also paid regular dividends of $171 million and $700 million during the fourth quarter and full year of 2012, respectively.

SUBSCRIBER METRICS

(in thousands)	9/30/2012	Net Additions (Declines)	12/31/2012
Residential services subscribers:
Video	12,159	(129)	12,030
High-speed data	10,860	75	10,935
Voice	4,990	34	5,024
Business services subscribers:
Video	185	3	188
High-speed data	446	14	460
Voice	212	12	224

Single play subscribers	5,936	(29)	5,907
Double play subscribers	5,070	(34)	5,036
Triple play subscribers	4,258	36	4,294

Customer relationships	15,264	(27)	15,237

For definitions related to the Company’s subscriber metrics, refer to the Trending Schedules posted on the Company’s website at www.twc.com/investors.

Non-GAAP Financial Measures

The Company refers to certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including OIBDA, Adjusted OIBDA, Adjusted OIBDA less capital expenditures, Adjusted net income attributable to TWC shareholders, Adjusted Diluted EPS and Free Cash Flow. Refer to Note 2 to the accompanying consolidated financial statements for a discussion of the Company’s use of non-GAAP financial measures.

About Time Warner Cable

Time Warner Cable Inc. (NYSE: TWC) is among the largest providers of video, high-speed data and voice services in the United States, connecting more than 15 million customers to entertainment, information and each other. Time Warner Cable Business Class offers data, video and voice services to businesses of all sizes, cell tower backhaul services to wireless carriers and managed and outsourced information technology solutions and cloud services. Time Warner Cable Media, the advertising arm of Time Warner Cable, offers national, regional and local companies innovative advertising solutions. More information about the services of Time Warner Cable is available at www.twc.com, www.twcbc.com and www.twcmedia.com.

Additional details on financial and subscriber metrics are included in the Trending Schedules and Presentation Slides posted on the Company’s Investor Relations website at www.twc.com/investors.

Information on Conference Call

Time Warner Cable’s earnings conference call can be heard live at 8:30 am ET on Thursday, January 31, 2013. To listen to the call, visit www.twc.com/investors.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, and other factors affecting the operations of Time Warner Cable Inc. More detailed information about these factors may be found in filings by Time Warner Cable Inc. with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Time Warner Cable is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Corporate Communications	Investor Relations
Alex Dudley (212) 364-8229	Tom Robey (212) 364-8218
Justin Venech (212) 364-8242	Laraine Mancini (212) 364-8202

# # #

TIME WARNER CABLE INC.

CONSOLIDATED BALANCE SHEET

(Unaudited)

	December 31,
	2012	2011
	(in millions)
ASSETS
Current assets:
Cash and equivalents	$3,304	$5,177
Short-term investments in U.S. Treasury securities	150	—
Receivables, less allowances of $65 million and $62 million as of December 31, 2012 and 2011, respectively	883	767
Deferred income tax assets	317	267
Other current assets	223	187

Total current assets	4,877	6,398
Investments	87	774
Property, plant and equipment, net	14,742	13,905
Intangible assets subject to amortization, net	641	228
Intangible assets not subject to amortization	26,011	24,272
Goodwill	2,889	2,247
Other assets	562	452

Total assets	$49,809	$48,276

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$653	$545
Deferred revenue and subscriber-related liabilities	183	169
Accrued programming expense	872	807
Current maturities of long-term debt	1,518	2,122
Mandatorily redeemable preferred equity issued by a subsidiary	300	—
Other current liabilities	1,799	1,727

Total current liabilities	5,325	5,370
Long-term debt	25,171	24,320
Mandatorily redeemable preferred equity issued by a subsidiary	—	300
Deferred income tax liabilities, net	11,280	10,198
Other liabilities	750	551
TWC shareholders’ equity:
Common stock, $0.01 par value, 297.7 million and 315.0 million shares issued and outstanding as of December 31, 2012 and 2011, respectively	3	3
Additional paid-in capital	7,576	8,018
Retained earnings	363	68
Accumulated other comprehensive loss, net	(663)	(559)

Total TWC shareholders’ equity	7,279	7,530
Noncontrolling interests	4	7

Total equity	7,283	7,537

Total liabilities and equity	$49,809	$48,276

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(in millions, except per share data)
Revenue	$5,485	$4,993	$21,386	$19,675
Costs and expenses:
Cost of revenue(a)	2,565	2,283	9,942	9,138
Selling, general and administrative(a)	926	821	3,620	3,311
Depreciation	777	756	3,154	2,994
Amortization	31	10	110	33
Merger-related and restructuring costs	17	34	115	70
Asset impairments	—	60	—	60

Total costs and expenses	4,316	3,964	16,941	15,606

Operating Income	1,169	1,029	4,445	4,069
Interest expense, net	(402)	(406)	(1,606)	(1,518)
Other income (expense), net	4	(5)	497	(89)

Income before income taxes	771	618	3,336	2,462
Income tax provision	(257)	(54)	(1,177)	(795)

Net income	514	564	2,159	1,667
Less: Net income attributable to noncontrolling interests	(1)	—	(4)	(2)

Net income attributable to TWC shareholders	$513	$564	$2,155	$1,665

Net income per common share attributable to TWC common shareholders:
Basic	$1.70	$1.76	$6.97	$5.02

Diluted	$1.68	$1.75	$6.90	$4.97

Average common shares outstanding:
Basic	300.7	317.8	307.8	329.7

Diluted	305.6	323.1	312.4	335.3

Cash dividends declared per share	$0.56	$0.48	$2.24	$1.92

(a)	Cost of revenue and selling, general and administrative expenses exclude depreciation.

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Year Ended December 31,
	2012	2011
	(in millions)
OPERATING ACTIVITIES
Net income	$2,159	$1,667
Adjustments for noncash and nonoperating items:
Depreciation	3,154	2,994
Amortization	110	33
Asset impairments	—	60
(Income) loss from equity-method investments, net of cash distributions	(426)	109
Pretax gain on sale of investment in Clearwire	(64)	—
Deferred income taxes	562	638
Equity-based compensation	130	112
Excess tax benefit from equity-based compensation	(81)	(48)
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables	(63)	(25)
Accounts payable and other liabilities	(26)	202
Other changes	70	(54)

Cash provided by operating activities	5,525	5,688

INVESTING ACTIVITIES
Capital expenditures	(3,095)	(2,937)
Acquisitions and investments, net of cash acquired and distributions received	(1,308)	(630)
Proceeds from SpectrumCo’s sale of spectrum licenses	1,112	—
Proceeds from sale of investment in Clearwire	64	—
Short-term investments in U.S. Treasury securities	(150)	—
Other investing activities	32	37

Cash used by investing activities	(3,345)	(3,530)

FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	2,258	3,227
Repayments of long-term debt	(2,100)	—
Repayments of long-term debt assumed in acquisitions	(1,730)	(44)
Debt issuance costs	(26)	(25)
Proceeds from exercise of stock options	140	114
Taxes paid in cash in lieu of shares issued for equity-based compensation	(45)	(29)
Excess tax benefit from equity-based compensation	81	48
Dividends paid	(700)	(642)
Repurchases of common stock	(1,850)	(2,657)
Acquisition of noncontrolling interest	(32)	—
Other financing activities	(49)	(20)

Cash used by financing activities	(4,053)	(28)

Increase (decrease) in cash and equivalents	(1,873)	2,130
Cash and equivalents at beginning of year	5,177	3,047

Cash and equivalents at end of year	$3,304	$5,177

See accompanying notes.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. ITEMS AFFECTING COMPARABILITY

The following items affected the comparability of Time Warner Cable Inc.’s (“TWC” or the “Company”) results for the three months and year ended December 31, 2012 and 2011:

(in millions, except per share data)	OIBDA(a)	D&A(a)	Operating Income	Other(a)	Income Tax Provision	TWC Net Income(a)	Diluted EPS(a)
4th Quarter 2012:
As reported	$1,977	$(808)	$1,169	$(399)	$(257)	$513	$1.68
Year-over-year change, as reported:
$	$182	$(42)	$140	$12	$(203)	$(51)	$(0.07)
%	10.1%	5.5%	13.6%	(2.9%)	375.9%	(9.0%)	(4.0%)

Items affecting comparability:
Merger-related and restructuring costs	17	—	17	—	(6)	11	0.03
Loss on equity award reimbursement obligation to Time Warner(b)	—	—	—	4	(2)	2	0.01
Impact of certain state tax matters(c)	—	—	—	—	(47)	(47)	(0.15)

As adjusted	$1,994	$(808)	$1,186	$(395)	$(312)	$479	$1.57
Year-over-year change, as adjusted:
$	$105	$(42)	$63	$8	$(39)	$32	$0.19
%	5.6%	5.5%	5.6%	(2.0%)	14.3%	7.2%	13.8%

4th Quarter 2011:
As reported	$1,795	$(766)	$1,029	$(411)	$(54)	$564	$1.75

Items affecting comparability:
Merger-related and restructuring costs	34	—	34	—	(14)	20	0.06
Asset impairments(d)	60	—	60	—	(24)	36	0.11
Loss on equity award reimbursement obligation to Time Warner(b)	—	—	—	8	(3)	5	0.01
Change in net deferred income tax liability effective tax rate(e)	—	—	—	—	(178)	(178)	(0.55)

As adjusted	$1,889	$(766)	$1,123	$(403)	$(273)	$447	$1.38

(a)	OIBDA represents Operating Income before Depreciation and Amortization. D&A represents depreciation and amortization. Other consists of interest expense, net, other income (expense), net, and net income attributable to noncontrolling interests. TWC net income represents net income attributable to TWC shareholders. Diluted EPS represents net income per diluted common share attributable to TWC common shareholders.
(b)	Pursuant to an agreement with Time Warner Inc. (“Time Warner”), TWC is obligated to reimburse Time Warner for the cost of certain Time Warner equity awards held by TWC employees upon exercise of such awards. Amounts represent the change in the reimbursement obligation, which fluctuates primarily with the fair value and expected volatility of Time Warner common stock, and changes in fair value are recorded in other income (expense), net, in the period of change.
(c)	Amount primarily represents a benefit recorded as a result of a California state tax law change.
(d)	In early 2012, TWC ceased making its existing wireless service available to new wireless customers. As a result, during the fourth quarter of 2011, the Company impaired $60 million of assets related to the provision of wireless service that would no longer be utilized.
(e)	During the fourth quarter of 2011, TWC completed its income tax returns for the 2010 taxable year, its first full-year income tax returns subsequent to TWC’s separation from Time Warner on March 12, 2009 (the “Separation”), reflecting the income tax positions and state income tax apportionments of TWC as a standalone taxpayer. Based on these returns, the Company concluded that an approximate 65 basis point change in the estimate of the effective tax rate applied to calculate its net deferred income tax liability was required. As a result, TWC recorded a noncash income tax benefit of $178 million.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(in millions, except per share data)	OIBDA(a)	D&A(a)	Operating Income	Other(a)	Income Tax Provision	TWC Net Income(a)	Diluted EPS(a)
Full Year 2012:
As reported	$7,709	$(3,264)	$4,445	$(1,113)	$(1,177)	$2,155	$6.90
Year-over-year change, as reported:
$	$613	$(237)	$376	$496	$(382)	$490	$1.93
%	8.6%	7.8%	9.2%	(30.8%)	48.1%	29.4%	38.8%
Items affecting comparability:
Merger-related and restructuring costs	115	—	115	—	(46)	69	0.22
Asset impairments(b)	—	—	—	12	(5)	7	0.02
Gain on SpectrumCo’s sale of spectrum licenses(c)	—	—	—	(430)	169	(261)	(0.84)
Gain on sale of investment in Clearwire(d)	—	—	—	(64)	(19)	(83)	(0.27)
Loss on equity award reimbursement obligation to Time Warner(e)	—	—	—	9	(4)	5	0.02
Change in net deferred income tax liability effective tax rate(f)	—	—	—	—	(63)	(63)	(0.20)
Impact of certain state tax matters(g)	—	—	—	—	(47)	(47)	(0.15)
Impact of partnership basis difference(h)	—	—	—	—	15	15	0.05

As adjusted	$7,824	$(3,264)	$4,560	$(1,586)	$(1,177)	$1,797	$5.75
Year-over-year change, as adjusted:
$	$598	$(237)	$361	$18	$(155)	$224	$1.06
%	8.3%	7.8%	8.6%	(1.1%)	15.2%	14.2%	22.6%

Full Year 2011:
As reported	$7,096	$(3,027)	$4,069	$(1,609)	$(795)	$1,665	$4.97

Items affecting comparability:
Merger-related and restructuring costs	70	—	70	—	(28)	42	0.12
Asset impairments(i)	60	—	60	—	(24)	36	0.11
Loss on equity award reimbursement obligation to Time Warner(e)	—	—	—	5	(2)	3	0.01
Change in net deferred income tax liability effective tax rate(j)	—	—	—	—	(178)	(178)	(0.53)
Impact of domestic production activities deduction	—	—	—	—	(9)	(9)	(0.03)
Impact of expired Time Warner stock options, net(k)	—	—	—	—	14	14	0.04

As adjusted	$7,226	$(3,027)	$4,199	$(1,604)	$(1,022)	$1,573	$4.69

(a)	OIBDA represents Operating Income before Depreciation and Amortization. D&A represents depreciation and amortization. Other consists of interest expense, net, other income (expense), net, and net income attributable to noncontrolling interests. TWC net income represents net income attributable to TWC shareholders. Diluted EPS represents net income per diluted common share attributable to TWC common shareholders.
(b)	Amount represents an impairment of TWC’s investment in Canoe Ventures LLC.
(c)	On August 24, 2012, SpectrumCo, LLC (“SpectrumCo”) of which TWC owns 31.2%, sold all of its advanced wireless spectrum licenses to Cellco Partnership (doing business as Verizon Wireless).
(d)	On September 27, 2012, the Company sold all of its investment in Clearwire Corporation (“Clearwire”). Income tax provision amount includes a $46 million benefit related to the reversal of a valuation allowance against a deferred income tax asset associated with the Company’s investment in Clearwire.
(e)	Pursuant to an agreement with Time Warner, TWC is obligated to reimburse Time Warner for the cost of certain Time Warner equity awards held by TWC employees upon exercise of such awards. Amounts represent the change in the reimbursement obligation, which fluctuates primarily with the fair value and expected volatility of Time Warner common stock, and changes in fair value are recorded in other income (expense), net, in the period of change.
(f)	Amount represents a benefit related to a change in the tax rate applied to calculate the Company’s net deferred income tax liability as a result of an internal reorganization effective on September 30, 2012.
(g)	Amount primarily represents a benefit recorded as a result of a California state tax law change.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(h)	Amount represents a charge related to the recording of a deferred income tax liability associated with a partnership basis difference.
(i)	In early 2012, TWC ceased making its existing wireless service available to new wireless customers. As a result, during the fourth quarter of 2011, the Company impaired $60 million of assets related to the provision of wireless service that would no longer be utilized.
(j)	During the fourth quarter of 2011, TWC completed its income tax returns for the 2010 taxable year, its first full-year income tax returns subsequent to the Separation, reflecting the income tax positions and state income tax apportionments of TWC as a standalone taxpayer. Based on these returns, the Company concluded that an approximate 65 basis point change in the estimate of the effective tax rate applied to calculate its net deferred income tax liability was required. As a result, TWC recorded a noncash income tax benefit of $178 million.
(k)	Amount represents the impact of the reversal of deferred income tax assets associated with Time Warner stock option awards held by TWC employees, net of excess tax benefits realized upon the exercise of TWC stock options or vesting of TWC restricted stock units.

2. USE OF NON-GAAP FINANCIAL MEASURES

In discussing its performance, the Company may use certain measures that are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These measures include OIBDA, Adjusted OIBDA, Adjusted OIBDA less capital expenditures, Adjusted net income attributable to TWC shareholders, Adjusted Diluted EPS and Free Cash Flow, which the Company defines as follows:

•	OIBDA (Operating Income before Depreciation and Amortization) means Operating Income before depreciation of tangible assets and amortization of intangible assets.

•	Adjusted OIBDA means OIBDA excluding the impact, if any, of noncash impairments of goodwill, intangible and fixed assets; gains and losses on asset sales; merger-related and restructuring costs; and costs associated with certain equity awards granted to employees to offset value lost as a result of the Separation.

•	Adjusted OIBDA less capital expenditures means Adjusted OIBDA minus capital expenditures.

•	Adjusted net income attributable to TWC shareholders means net income attributable to TWC shareholders (as defined under GAAP) excluding the impact, if any, of noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on asset sales; merger-related and restructuring costs; changes in the Company’s equity award reimbursement obligation to Time Warner; certain changes to income tax provision; and costs associated with certain equity awards granted to employees to offset value lost as a result of the Separation; as well as the impact of taxes and noncontrolling interests on the above items. Similarly, Adjusted Diluted EPS means net income per diluted common share attributable to TWC common shareholders excluding the above items.

•	Free Cash Flow means cash provided by operating activities (as defined under GAAP) excluding the impact, if any, of cash provided or used by discontinued operations, plus (i) any income taxes paid on investment sales and (ii) any excess tax benefit from equity-based compensation, less (i) capital expenditures, (ii) cash paid for other intangible assets (excluding those associated with business combinations), (iii) partnership distributions to third parties and (iv) principal payments on capital leases.

Management uses OIBDA and Adjusted OIBDA, among other measures, in evaluating the performance of the Company’s business because they eliminate the effects of (i) considerable amounts of noncash depreciation and amortization and (ii) items not within the control of the Company’s operations managers (such as net income attributable to noncontrolling interests, income tax provision, other income (expense), net, and interest expense, net). Adjusted OIBDA further eliminates the effects of certain noncash items identified in the definition of Adjusted OIBDA above. Adjusted OIBDA less capital expenditures also allows management to

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

evaluate performance including the effect of capital spending decisions. Adjusted OIBDA and Adjusted OIBDA less capital expenditures are also significant performance measures used in the Company’s annual incentive compensation programs. Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS are considered important indicators of the operational strength of the Company as these measures eliminate amounts that do not reflect the fundamental performance of the Company. The Company utilizes Adjusted Diluted EPS, among other measures, to evaluate its performance both on an absolute basis and relative to its peers and the broader market. Management believes that Free Cash Flow is an important indicator of the Company’s ability to generate cash, reduce net debt, pay dividends, repurchase common stock and make strategic investments, after the payment of cash taxes, interest and other cash items. In addition, all of these measures are commonly used by analysts, investors and others in evaluating the Company’s performance and liquidity.

These measures have inherent limitations. For example, OIBDA and Adjusted OIBDA do not reflect capital expenditures or the periodic costs of certain capitalized assets used in generating revenue. To compensate for such limitations, management evaluates performance through Adjusted OIBDA less capital expenditures and Free Cash Flow, which reflect capital expenditure decisions, and net income attributable to TWC shareholders, which reflects the periodic costs of capitalized assets. Adjusted OIBDA and Adjusted OIBDA less capital expenditures do not reflect any of the items noted as exclusions in the definition of Adjusted OIBDA above. To compensate for these limitations, management evaluates performance through OIBDA and net income attributable to TWC shareholders, which do reflect such items. OIBDA, Adjusted OIBDA and Adjusted OIBDA less capital expenditures also fail to reflect the significant costs borne by the Company for income taxes and debt servicing costs, the share of OIBDA, Adjusted OIBDA and Adjusted OIBDA less capital expenditures attributable to noncontrolling interests, the results of the Company’s equity investments and other non-operational income or expense. Additionally, Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS do not reflect certain charges that affect the operating results of the Company and they involve judgment as to whether items affect fundamental operating performance. Management compensates for these limitations by using other analytics such as a review of net income attributable to TWC shareholders. Free Cash Flow, a liquidity measure, does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates such investments and acquisitions through other measures such as return on investment analyses.

These non-GAAP measures should be considered in addition to, not as substitutes for, the Company’s Operating Income, net income attributable to TWC shareholders and various cash flow measures (e.g., cash provided by operating activities), as well as other measures of financial performance and liquidity reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies.